CONVERTIBLE SUBORDINATED NON-DILUTABLE DEBENTURE AGREEMENT

             1-YEAR o 12 PERCENT CONVERTIBLE SUBORDINATED DEBENTURE

                             Due February 8th, 2001

                                       of

                  BroadBand Wireless International Corporation

                             (a Nevada corporation)
                                    formerly

                             Black Giant Oil Company

BroadBand Wireless International Corporation, a Nevada corporation, formerly Black Giant Oil Company (the "Corporation"), for value received, promises to pay to Gene Stipe or registered assigns, the sum of Twenty- Five Thousand and no/100 Dollars ($25,000.00) on the 8th day of February, 2001, upon presentation and surrender of this Debenture at the office of the Corporation in 4151 NW 23rd Street, Oklahoma City, OK 73107- 6509, and to pay interest at the rate of twelve percent (12%) per annum, payable quarterly on the fifteenth (15th) day of May, the fifteenth (15th) day of August, the fifteenth (15th) day of November and the eighth (8th) of February 2001 each, computed from the issue date, until payment of the principal amount of this Debenture has been made. Payment of principal and interest shall be made at the offices of the Corporation, in lawful money of the United states of America, and shall be mailed to the registered owner or owners hereof at the address appearing on the books of the Corporation.

         1.       SERIES

                  This Debenture is one of a duly authorized issu
                  of debentures of the Corporation designated
                  as its 1 Year Twelve Percent (12%) Convertible Subordinated Debentures due the 8th day of February, 2001 (the "Debentures") in the aggregate amount of Six Hundred Thousand and no/100 Dollars ($600,000.00) and issued in denominations of Twenty-Five Thousand and no/100 Dollars ($25,000.00), all of like date, tenor and maturity, excepts variations necessary to express the number, principal amount and payee of each debenture.

         2.       EQUAL RANK

                 All debentures of this issue rank equally and
                  ratably without priority over one other.

         3.       CONVERSION

                 The holder or holders of this Debenture may, at
                  any time prior to the maturity hereof, convert the principal amount of this Debenture into common stock of the Corporation . Such conversion shall occur on or before 5:00 PM, Central Standard Time, February 8th, 2001, but not thereafter. The holder or holders of this Debenture shall be entitled to purchase and receive fully paid and nonassessable shares of the common stock, $0.001 par value per share (the "Common Stock") of the Corporation [OTC: BB BWIC, formerly BGOC], at the price equal to sixty-five percent (65%) of the per share closing market price of the Common Stock of the Corporation on February 4, 2000 (the "Exercise Price"), upon presentation and surrender of the Debenture. To convert this Debenture, the holder or holders must surrender the same at the office of the Corporation, accompanied by a written notice of conversion and by a written instrument of transfer in a form satisfactory to the corporation, properly completed and executed by the registered holder or holders hereof or a duly authorized attorney.

         4.       FRACTIONAL SHARES

In lieu of issuing any fraction of a share or
                  scrip upon the conversion of this Debenture, the Corporation shall pay to the holder hereof, for any fraction of a share otherwise issuable upon the conversion, cash equal to the same fraction of the then current per share market price of the Common Stock.

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               5. ADJUSTMENTS TO CONVERSION

If the Corporation at any time pays to the
                  holders of its common stock a dividend in common stock, the number of shares of Common Stock issuable upon the conversion of this Debenture shall be proportionally increased effective at the close of business on the record date for determination of the holders of the common stock entitled to the dividend.

                  If the Corporation at any time subdivides or combines in a larger or smaller number of shares its outstanding shares of common stock, then the number of shares of Common Stock issuable upon the conversion of this Debenture shall be proportionally increased in the case of a subdivision, but shall remain the same (non-dilutable) in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

If the Corporation is recapitalized,
                  consolidated with or merged into any other corporation,
                  or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of any such transaction so that the holder or holders of this Debenture may receive, in lieu of the Common Stock otherwise issuable to them upon conversion hereof at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the common stock.

         6.       SUBORDINATION

The rights of the holder or holders of this
                  Debenture to receive payment of any principal or

                  interest hereon is subject and subordinate to the prior payment of the principal of (and premium, if any) and the interest on, all other indebtedness of the Corporation, whether now outstanding or subsequently incurred, whether secured or unsecured, and any deferrals, renewals or extensions of such indebtedness or any debentures, bonds or notes evidencing such indebtedness (the "Senior Indebtedness"). Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Corporation, or in the event this Debenture is declared due and payable upon the occurrence of a default as defined in this Debenture, then no amount shall be paid by the Corporation with respect to principal and interest hereon unless and until the principal of, and interest on, all Senior Indebtedness then outstanding is paid in full.

         7.       DEFAULT

               If any of the following events occur ("Event of Default"), the entire unpaid principal amount of, and accrued and unpaid interest on, this Debenture shall immediately be due and payable:

                    (a) The Corporation fails to pay any interest on this Debenture when it is due and payable, and the failure continues for a period of thirty (30) days;

                    (b) The Corporation fails to pay the principal of this Debenture at its maturity;

                    (c) The Corporation commences any voluntar proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any Jurisdiction, whether now or subsequently in affect; or the Corporation is adjudicated insolvent or bankrupt by a court of competent jurisdiction; or the Corporation petitions or applies for, acquiesces in, or consents to, the appointment of any receiver or trustee of the Corporation or for all or substantially all of its property or assets; or the Corporation makes an assignment for the benefit of its creditors; or the Corporation admits in writing its inability to pay its debts as they mature; or

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                       (d) There is commenced against the
                    Corporation any proceeding under any bankruptcy, reorganization arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and the proceeding remains un dismissed for .a period of sixty (60) days or the Corporation by any act indicates its consent to, approval of, or acquiescence in, the proceeding; or a receiver or trustee is appointed for the Corporation or for all or substantially all of its property or assets, and the receivership or trusteeship remains undismissed for a period of sixty (60) days; or a warrant of attachment, execution or similar process is issued against any substantial part of the property or assets of the Corporation, and the warrant or similar process is not dismissed or bonded within sixty (60) days after the levy.

         8.       EXCHANGE

                    The holder of this Debenture may, at any time o or before the date of its maturity or the date fixed for its redemption, by surrendering this Debenture to the Corporation at its office, exchange this Debenture and/or any other of the Debentures for another debenture or debentures of a like principal amount and of like tenor, date and maturity in denominations of Twenty-Five Thousand and no/100 Dollars ($25,000.00) or any multiple of that amount.

9.       TRANSFER

                    This Debenture may be transferred only at the office of the Corporation by the surrender hereof for cancellation, and upon the payment of any stamp tax or other governmental charge connected with the transfer. If this Debenture is transferred, a new debenture or debentures of like tenor, date and maturity shall be issued to the transferee.

         10.      REGISTERED OWNER

                    The Corporation may treat the person or persons whose name or names appear hereon as the absolute owner or owners of this Debenture for the purpose of receiving payment of, or on account of, the principal and interest due on this Debenture and for all other purposes, and it shall not be affected by any notice to the contrary.

         11.      CORPORATE OBLIGATION

                    The holder or holders of this Debenture shall not have any recourse for the payment in whole or of any part of the principal or interest on this Debenture against any incorporator, or present or future stockholder of the Corporation by virtue of any law, or by the enforcement of any assessment, or otherwise, or against any officer or director of the Corporation by reason of any matter prior to the delivery of this Debenture, or against any present or future officer or director of the Corporation. The holder or holders of this Debenture, by the acceptance hereof and as a part of the consideration for this Debenture, expressly agree that the Debentures are obligations solely of the Corporation and expressly release all claims and waive all liability against the foregoing persons in connection with this Debenture.

IN WITNESS WHEREOF, the Corporation has signed and sealed this Convertible Subordinated Non-Dilutable Debenture this 8th day of February, 2000.

Investor/Purchaser                  BroadBand Wireless International Corporation

_______________________________             By: ___________________________
Name: Gene Stipe                            Name: ____________________

                                            Title: _____________________

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